FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-189017-07

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [mailto:ccitigroup6@bloomberg.net]
Sent: Friday, January 23, 2015 9:32 AM
Subject: CGCMT 2015-GC27 - Pre-Pricing Supplement (Public)

CGCMT 2015-GC27 - Pre-Pricing Supplement (Public)

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-189017) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-831-9146.

This Free Writing Prospectus, dated January 22, 2015 (this “Supplement”), supplements and modifies (i) the free writing prospectus, dated January 20, 2015 (the “Free Writing Prospectus”), and (ii) the structural and collateral term sheet, dated January 20, 2015 (the “Term Sheet” and, together with the Free Writing Prospectus, the “Offering Documents”).  The Free Writing Prospectus supplements the Prospectus dated January 16, 2015.

The Offering Documents are hereby updated as set forth below.  The information in this Supplement supersedes any contradictory information in the Offering Documents.  Capitalized terms used in this Supplement but not defined herein have the meanings given to them in the Free Writing Prospectus.  In all other respects, except as modified below, the Offering Documents remain unmodified.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to the Free Writing Prospectus as Kemper Lakes Business Center, representing approximately 8.3% of the Initial Pool Balance, the fifth largest tenant, Atos IT Solutions and Services (60,913 total square feet), includes 36,313 square feet of dark space as a result of its acquisition of Siemens IT Solutions and Services.  Notwithstanding anything stated to the contrary under “Description of the Mortgage Pool—Tenant Issues—Tenants Not Yet in Occupancy or Paying Rent, Leases Under Negotiation and LOI’s” in the Free Writing Prospectus, footnote (8) to the “Ten Largest Tenants Based on Underwritten Base Rent” table under “Structural and Collateral Term Sheet—Kemper Lakes Business Center” in Annex B to the Free Writing Prospectus or footnote (8) to the “Ten Largest Tenants Based on Underwritten Base Rent” table under “—Kemper Lakes Business Center” in the Term Sheet, the dark space is included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and Occupancy for the Mortgaged Property, as the tenant is paying rent on the entire 60,913 square feet.

The information in this free writing prospectus is preliminary and may be supplemented or changed prior to the time of sale.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-189017) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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